Exhibit 99.1

Q BIOMED INC ANNOUNCES COMMERCIALIZATION OF NON-NARCOTIC METASTATIC CANCER PAIN DRUG June 7, 2017  News

COMPANY EXPECTS REVENUE FROM BONE PAIN DRUG AHEAD OF SCHEDULE

NEW YORK, June 7, 2017 — Q BioMed Inc. (OTCQB: QBIO), is very pleased to announce that the company has initiated production of Strontium-89 Chloride, a radiopharmaceutical indicated for the analgesic treatment of metastatic breast and prostate cancer bone pain.

Denis Corin, CEO of the Company said, “This is a major milestone in our short history. We are very excited to bring this product to market less than one year after finalizing the licensing agreement. There is an acute demand for an affordable and effective alternative to opiate based drugs in this patient population. We know this proven drug is effective and well tolerated with limited side-effects. We look forward to making it available as widely as possible and as quickly as possible. We believe there is significant opportunity to build this franchise and expand the revenue opportunity associated with it.”

Approximately 70% of patients with advanced breast and prostate cancer metastases will develop bone metastases, an extremely painful condition. Bone metastases occur in most tumor types but are most prevalent in cancers of the breast, prostate, and lung. These bone lesions can cause serious skeletal complications, including spinal cord or nerve root compression, hypercalcemia of malignancy, pathologic fractures, and severe bone pain which can significantly compromise quality of life and may negatively affect survival. Palliation of pain, prevention of skeletal complications, and maintenance of quality of life are the primary objectives in managing patients with metastatic bone disease.

AB-Rated Strontium Chloride Sr89 Injection USP (Sr89) can be used in combination with or to reduce the need for opiate based drugs, as well as in combination with cancer therapeutic drugs. After administration, pain relief can occur in as little as one to two weeks and can last several months, when another dose can be administered with minimal side effects. Clinical studies have demonstrated that for many, the combination of alternating weekly chemohormonal therapies with Sr89 demonstrated a prolonged and progression-free survival.

We expect to provide more information regarding initial commercialization in the coming weeks.

Please visit our website http://www.qbiomed.com to sign up and stay up-to-date with our progress.

About Strontium-89 Chloride

Following intravenous injection, soluble strontium compounds behave like their calcium analogs, clearing rapidly from the blood and selectively localizing in bone mineral. Uptake of strontium by bone occurs preferentially in sites of active osteogenesis; thus primary bone tumors and areas of metastatic involvement (blastic lesions) can accumulate significantly greater concentrations of strontium than surrounding normal bone. Strontium-89 Chloride is retained in metastatic bone lesions much longer than in normal bone, where turnover is about 14 days. In patients with extensive skeletal metastases, well over half of the injected dose is retained in the bones. Excretion pathways are two-thirds urinary and one-third fecal in patients with bone metastases. Urinary excretion is higher in people without bone lesions. Urinary excretion is greatest in the first two days following injection. Strontium-89 is a pure beta emitter and Strontium-89 Chloride selectively irradiates sites of primary and metastatic bone involvement with minimal irradiation of soft tissues distant from the bone lesions. (The maximum range in tissue is 8 mm; maximum energy is 1.463 MeV.) Clinical trials have examined relief of pain in cancer patients who have received therapy for bone metastases (external radiation to indexed sites) but in whom persistent pain recurred.

INDICATIONS AND USAGE: Strontium-89 Chloride Injection is indicated for the relief of bone pain in patients with painful skeletal metastases. The presence of bone metastases should be confirmed prior to therapy.

CONTRAINDICATIONS:  None known.

WARNINGS: Use of Strontium-89 Chloride (Sr89) in patients with evidence of seriously compromised bone marrow from previous therapy or disease infiltration is not recommended unless the potential benefit of the treatment outweighs its risks. Bone marrow toxicity is to be expected following the administration of Strontium-89 Chloride, particularly white blood cells and platelets. The extent of toxicity is variable. It is recommended that the patient’s peripheral blood cell counts be monitored at least once every other week. Typically, platelets will be depressed by about 30% compared to preadministration levels. The nadir of platelet depression in most patients is found between 12 and 16 weeks following administration of Sr89. White blood cells are usually depressed to a varying extent compared to pre-administration levels. Thereafter, recovery occurs slowly, typically reaching pre-administration levels six months after treatment unless the patient’s disease or additional therapy intervenes. In considering repeat administration of Sr89, the patient’s hematologic response to the initial dose, current platelet level and other evidence of marrow depletion should be carefully evaluated. Verification of dose and patient identification is necessary prior to administration because Strontium-89 Chloride delivers a relatively high dose of radioactivity. Strontium-89 Chloride may cause fetal harm when administered to a pregnant woman. There are no adequate and well-controlled studies in pregnant women. If this drug is used during pregnancy, or if the patient becomes pregnant while receiving this drug, the patient should be apprised of the potential hazard to the fetus. Women of childbearing potential should be advised to avoid becoming pregnant.

About Q BioMed Inc.

Q BioMed Inc.”Q“ is a biomedical acceleration and development company. We are focused on licensing and acquiring biomedical assets across the healthcare spectrum. Q is dedicated to providing these target assets the strategic resources, developmental support, and expansion capital the need to ensure they meet their developmental potential, enabling them to provide products to patients in need.

Forward-Looking Statements:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Dennis Corin

CEO

Q BioMed Inc.

1 888 357 2435

Source: Q BioMed Inc.